Exhibit 99.1

Cord Blood America Announces 2014 First Quarter Financial Results
Company Generated Record First Quarter Cash From Operations of $222,434

[15-May-2014]

LAS VEGAS, May 15, 2014 /PRNewswire/ -- Cord Blood America, Inc. (www.cordblood-america.com) (OTC Bulletin Board: CBAI) ("CBAI" or the "Company") today announced financial results for the quarter ended March 31, 2014.

First Quarter 2014 Highlights:

●	Recurring revenues increased approximately 11% for the three months ended March 31, 2014 to $740,124 and now represents over 58% of total revenue.
●	The Company announced effective January 1, 2014, it had received its AABB accreditation for cell therapy activity associated with cord blood processing, storage and distribution.
●	Cash provided by operations totaled $222,434 in the first quarter. This represents a 136% increase compared to the first quarter of 2013.
●	Cash increased 104% to $802,496 compared to $393,642 in the same period a year ago.

Joseph Vicente, President of Cord Blood America, Inc. commented "We continue to focus on driving profitability in our core business while assessing an increasingly competitive landscape for additional revenue opportunities that will leverage our existing infrastructure. We believe our ability to generate cash will provide us the flexibility to react quickly to a very dynamic marketplace and achieve long term growth. Over the past eight quarters, the Company has reduced operating expenses, ended investment in its unconsolidated affiliates and received no additional funding from outside sources for working capital. The Company plans to continue to operate on its cash flows from operations in which we generated over $220,000 in the first quarter and have increased our cash balance over the past eight quarters by over 300% to over $800,000."

For the three months ended March 31, 2014, total revenue decreased 3% to $1.42 million from $1.45 million in the same period of 2013.  Recurring revenues increased approximately 11% while processing fees decreased approximately 14% for the three months ended March 31, 2014 versus the prior comparative period of 2013. Per segment, Cord had a decrease of its total revenues of 2%, and Bio decreased its revenues 4% over the same period ending March 31, 2014. Cord remains focused on strategic organic growth which management anticipates will provide sustainable operating cash flows, and, positive operating and net income.

Administrative and selling expenses for the three months ended March 31, 2014 were $1.32 million as compared to $1.11 million for the comparative period of 2013.These expenses are primarily related to marketing/advertising, professional services, allocated facility related expenses and wages for personnel. Professional services, primarily legal fees related to the Company's complaint against Tonaquint and St. George, were a major contributor for the increase in selling and administrative expenses.  The Company continues to evaluate its expenses and their relationship to revenues for alignment.

For the period ending March 31, 2014, the company had $0.80 million in cash, an increase of 13% from the year-ended December 31, 2013 of $0.71 million. During the three month period ended March 31, 2014 there was no increase in notes payable for purposes of working capital or investment in affiliate companies.

Net cash provided by operating activities for the three month period ending March 31, 2014 was $0.22 million, versus $0.09 million provided from the prior comparative period of 2013, an improvement of $0.13 million. Net cash used in investing activities decreased by $0.01 million. The Company did not have any financing activities during three month period ending March 31, 2014, and cash flow from operations continue to be sufficient to fund operations.

About Cord Blood America

Cord Blood America, Inc. is the parent company of CorCell Companies, Inc. which, along with Cord Blood America, Inc., facilitates umbilical cord blood and cord tissue stem cell processing and storage for expectant parents and their children.  Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. and CorCell Companies, Inc., visit our websites: http://www.cordblood-america.com/ for investor information and http://www.corcell.com/ for customer information.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect,'' "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and Cord Blood America's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

Investor Contact:	Cameron Donahue
Hayden IR
(651) 653-1854
cameron@haydenir.com

Web Site: http://www.cordblood-america.com

SOURCE Cord Blood America, Inc.